AMENDMENT NO. 3
TO THE DECLARATION OF TRUST OF
KINETICS PORTFOLIOS TRUST
(A DELAWARE STATUTORY TRUST)

The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Kinetics Portfolios Trust on December 6, 2007.

RESOLVED, that pursuant to Article V of the Declaration of Trust of Kinetics Portfolios Trust (the “Trust”), an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into an initial class of shares in the following series of shares: The Multi-Disciplinary Portfolio;

FURTHER RESOLVED, that each share of The Multi-Disciplinary Portfolio shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Declaration of Trust of the Trust with respect to its shares of beneficial interest; and

FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in  the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.

Date:  February 7, 2008                                                                                     /s/ Leonid Polyakov
                                                                          Leonid Polyakov
                                                                          Treasurer